UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2011

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 23, 2011, Avon Products, Inc. (the “Company”) announced that Kimberly A. Ross will join the Company as Executive Vice President and Chief Financial Officer. She is expected to join in the fall and, upon the effective date of her appointment, Charles W. Cramb will no longer serve as chief financial officer of the Company but will continue to serve in his capacity as Vice Chairman, Developed Market Group.

Ms. Ross, age 46, has been the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., an international food retailing group based in the Netherlands (“Ahold”), since November 2007 and Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross served as Ahold’s Senior Vice President and Chief Treasury and Tax Officer from April 2005 to July 2007, Senior Vice President and Group Treasurer from January 2004 to April 2005, Vice President and Group Treasurer from April 2002 to January 2004, and Assistant Treasurer from September 2001 to April 2002. Prior to joining Ahold in September 2001, Ms. Ross held the position of Senior Manager at Ernst & Young Global Limited and Director of Corporate Finance for the Americas at Joseph E. Seagram & Sons Inc. Ms. Ross also held a number of other management positions at Joseph E. Seagram from 1995 through 2001, as well as at Anchor Glass Container Corporation from 1992 to 1995.

Ms. Ross also serves on the Corporate Executive Board of Ahold, appointed by its shareholders in April 2008. She is also a member of the advisory board of the Rotterdam School of Management, Erasmus University.

The Company and Ms. Ross entered into an employment offer letter agreement dated as of May 20, 2011 (the “Agreement”) generally providing for:

•	an annual base salary of $750,000

•	participation in the Company’s annual cash incentive program beginning in 2012 with a target award equal to 90% of annual base salary (with a maximum payout of 200% of target)

•

participation in the Company’s long-term incentive program with a target award equal to 230% of annual base salary, currently comprised of 70% in performance-based restricted stock units and 30% in performance-based cash

•

if joining the Company results in the forfeiture of Ms. Ross’ annual cash bonus from Ahold for 2011, the Company will provide a cash payment in 2012 equal to the amount forfeited (calculated generally based on the target award and payout percentage as disclosed in Ahold’s 2011 annual report)

•

sign-on compensation in recognition of Ms. Ross forfeiting a significant amount of value in unvested equity and other benefits, comprised of: (i) a cash bonus of $300,000 to be paid in two equal installments, less applicable taxes, the first within 30 days of

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commencement of employment and the second after the one-year anniversary of employment and (ii) one-time grant of time-based restricted stock units with a value equal to (a) $1,800,000 (if employment commences prior to December 1, 2011) vesting 50% per year over two years or (b) $2,400,000 (if employment commences on or after December 1, 2011) vesting 40% on the first anniversary of grant, 40% on the second anniversary of grant and 20% on the third anniversary of grant

The Agreement also provides for Ms. Ross’ repatriation to the United States and relocation to the New York area pursuant to the company’s repatriation and relocation programs. Ms. Ross will be entitled to receive the standard benefits under such programs, including a shipment of goods and one-time relocation allowance (equivalent to approximately one month of base salary), tax preparation services for the first calendar year of relocation, home finding support, reasonable closing cost reimbursement for a home purchase, and a bonus to reimburse her for a portion of mortgage interest expense for the first three years of relocation for a home purchase (or a rental subsidy bonus for a home rental).

Ms. Ross would also be eligible to participate in all of the compensation and benefit programs and policies in which similarly situated executives participate, including medical, dental, life and disability insurance, 401(k) plan, pension plan, severance pay plan, change in control policy, compensation recoupment policy, and transportation and financial planning allowance.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Kim K.W. Rucker
Kim K.W. Rucker
Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Date: May 23, 2011

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